EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

I, Theodore H. Bunting, Jr., Senior Vice President and Chief Accounting Officer of Entergy Texas, Inc. (the “Servicer”), certify that:

(a) A review of the Servicer's activities during the reporting period covered by this Report on Form 10-K and of its performance under that certain Transition Property Servicing Agreement dated as of November 6, 2009 between Entergy Texas Restoration Funding, LLC, as the Issuing Entity, and the Servicer (the “Servicing Agreement”) has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the reporting period.

Date: March 29, 2012

Entergy Texas, Inc., as servicer

By: /s/ Theodore H. Bunting, Jr.
Name:  Theodore H. Bunting, Jr.
Title:    Senior Vice President and Chief Accounting Officer